UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of The Securities Exchange Act of 1934

November 4, 2014

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

NewStar Financial, Inc. (the “Company”) entered into an investment agreement (the “Investment Agreement”), dated as of November 4, 2014 (the “Investment Agreement Date”), with three investment funds (the “Investors”) advised by Franklin Square Capital Partners and sub-advised by an affiliate of GSO Capital Partners LP (“GSO”). The Investment Agreement provides for the Investors to purchase from the Company $300 million principal amount of subordinated notes (the “Notes”) of the Company and warrants (the “Warrants”) to purchase 12 million shares of the Company’s common stock (the “Proposed Transaction”). Under the terms of the Proposed Transaction, an initial closing for the sale of $200 million principal amount of Notes and Warrants to purchase 9.5 million shares of the Company’s common stock (the “First Tranche Warrants”) is expected to occur on December 31, 2014 (the “Initial Issue Date”), subject to customary closing conditions. The issuance of the remaining Warrants (the “Second Tranche Warrants”), as well as the removal of certain ownership restrictions contained in the First Tranche Warrants (described below), are subject to the approval of the Company’s stockholders, which will be requested at a special meeting of stockholders. The sale of the remaining $100 million principal amount of Notes to the Investors will occur in subsequent closings during the year following the Initial Issue Date, in each case at the election of the Company and in tranches of at least $25 million principal amount of Notes. The Notes will be sold to the Investors for a purchase price equal to 98% of their principal amount.

The Investment Agreement contains customary representations and warranties and certain covenants of the parties, and provides certain registration rights to the Investors with respect to the Warrants and any shares of common stock purchased upon exercise of the Warrants (the “Warrant Shares”). The Investment Agreement is filed herewith as Exhibit 10.1. The Investors have agreed to certain standstill restrictions, including limits on purchases of common stock of the Company, for so long as they beneficially own Warrants or Warrant Shares. In connection with the execution of the Investment Agreement, GSO, which sub-advises the Investors, has entered into a separate standstill agreement (the “GSO Standstill”) on similar terms. The GSO Standstill is filed herewith as Exhibit 10.2. The Notes permit the Investors to assign the Notes to affiliates and, in $10 million minimum denominations, to third parties that are accredited investors. The Investment Agreement generally prohibits transfers of Warrants or Warrant Shares prior to the first anniversary of the Initial Issue Date, other than among affiliates of the Investors. During the second and third years after the Initial Issue Date, the Investors may sell up to one-third of the Warrants and Warrant Shares in each year (or two-thirds cumulatively). After the third year there will be no further volume restrictions on transfers, but all transfers to non-affiliates, whether before or after the expiration of these volume restrictions, must comply with specified manner-of-sale provisions. In addition, subject to certain exceptions, in the event an Investor desires to sell any portion of the Warrants or Warrant Shares held by such Investor and the number of shares of common stock underlying such Warrants or the number of Warrant Shares intended to be sold is greater than 1,000,000 shares of common stock, such Investor must first grant the Company the opportunity to make an offer to purchase such Warrants or Warrant Shares.

The Notes have a term of ten years from the Initial Issue Date. Interest on the Notes is 8.25% per annum if paid in cash and 8.75% per annum to be accrued as an increase in the aggregate principal amount of the Notes if paid in kind. The Notes are redeemable at the Company’s option prior to the third anniversary of the Initial Issue Date subject to the payment of a make-whole premium and thereafter at specified prices declining to 100% of principal amount if redeemed on or after the fifth anniversary of the Initial Issue Date. The Company is required to make an offer to redeem the Notes upon the occurrence of certain events, involving a change of control or certain types of reorganizations, at the prices specified in the Notes, plus any make-whole premium and accrued and unpaid interest. The Notes contain customary events of default and are subordinated to all other existing or future indebtedness of the Company, unless such indebtedness provides otherwise.

The exercise price for the Warrants is $12.62 per share. The Warrants are exercisable at any time on or prior to the tenth anniversary of the Investment Agreement Date; provided, however, the warrantholder shall not have the right to exercise any portion of a warrant to the extent that, after giving effect to such exercise, the warrantholder (together with its affiliates and any group of which it is a part) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise, or such other limitation as the warrantholder may specify to the Company upon 61 days prior notice (but in no event greater than 24.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise). The Warrants include a cashless exercise provision that may be utilized at the option of the Company or the warrantholder. The Warrants contain anti-dilution provisions and a provision that, prior to the receipt of stockholder approval, limits the exercisability of the Warrants so that at no time can the warrantholder exercise any portion of a Warrant to the extent that after such exercise the warrantholder (or any group including such warrantholder) would, among other things, beneficially own more than 19.99% of the then outstanding shares of common stock.

Concurrently with the execution of the Investment Agreement, the Company entered into separate voting agreements (the “Voting Agreements”) with certain existing shareholders in which each such holder committed to vote the shares that each holder owns at the special stockholder meeting referred to above in favor of the issuance of the Second Tranche Warrants and the removal of the ownership limitations described above in the First Tranche Warrants. The shares of the Company’s common stock subject to such individual Voting Agreements, in the aggregate, represent approximately 46% of the outstanding voting power of the Company’s common stock. The form of Voting Agreement is filed herewith as Exhibit 10.3.

The Notes, the Warrants and Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon the exemption from registration provided by Section 4(a)(2) and Regulation D under the Securities Act. The Notes, Warrants and Warrant Shares cannot be sold by the Investors except pursuant to an exemption from registration or, in the case of the Warrants and Warrant Shares, if they are subsequently registered under the Securities Act.

The above description does not purport to be a complete statement of the parties’ rights and obligations under the Investment Agreement, the Notes and the Warrants to be issued thereunder and is qualified in its entirety by reference to the terms and conditions of the Investment Agreement (including the form of Note and the form of Warrant), a copy of which is attached hereto as Exhibit 10.1. The Investment Agreement is included as an exhibit to this report to provide information regarding its terms. It is not intended to provide factual information about the parties. The representations and warranties contained in the Investment Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and may not be accurate or complete as of any specified date. Accordingly, they should not be relied upon by investors in the Company as statements of factual information.

The Company plans to call a special meeting of its stockholders with respect to the matters relating to the Warrants and in connection with that meeting will file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement. The proxy statement will contain important information about the Company, the Investors, the Warrants and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement from the Company by contacting NewStar Financial, Inc., 500 Boylston Street, Boston, MA 02116, Attn: Investor Relations or by calling (617) 848-2500.

Investors and security holders are urged to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the Proposed Transaction.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed stockholders’ meeting. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its proxy statement dated April 18, 2014, each of which are filed with the SEC. Additional information regarding the interests of the participants in the solicitation of proxies in connection with the Investment Agreement will be included in the proxy statement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Investment Agreement among the Company and the Investors named therein, dated November 4, 2014 (including forms of Note and Warrant)

10.2	Standstill Agreement between the Company and GSO Capital Partners LP, dated November 4, 2014

10.3	Form of Voting Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: November 10, 2014	By:	/s/ John Kirby Bray
John Kirby Bray
Chief Financial Officer